Exhibit 10(k)
SUMMARY OF DIRECTOR AND NAMED EXECUTIVE OFFICER COMPENSATION
DIRECTOR COMPENSATION
Directors who are employees of Brown-Forman do not receive additional compensation for serving as directors. The following sets forth a summary of compensation for non-employee directors.
1.	Annual Retainer:
(a)	$35,000 in cash, payable in six installments over the course of the board service year. Directors may elect in advance of their board service year to receive stock-settled stock appreciation rights in lieu of cash payments for all or part of their retainer.

(b)	$40,000 in stock-settled stock appreciation rights.
2.	Board Meeting Fee: $5,000 per meeting attended in person. $2,000 for telephonic participation or for partial in person participation.

3.	Committee Meeting Fee: $5,000 per meeting attended in person. $2,000 for telephonic participation or for partial in person participation.

4.	Additional Chairman Meeting Fee: $5,000 for personal attendance. $2,000 for telephonic participation or for partial in person participation.

5.	Audit Committee Chairman Review: $3,000 per quarterly review with outside auditors conducted independently of Audit Committee Meeting.

6.	International Travel Supplement: $3,000 per meeting, for directors who travel directly from (and immediately back to) an overseas location for our meeting. This is no longer indexed to the regular meeting fee but may be adjusted from time to time.

7.	Expense reimbursement: Directors are reimbursed for their reasonable and necessary expenses incurred in connection with attending Board and Committee meetings. The product promotion allowance for outside directors is $2,000 per year. Directors are also covered under the company’s Travel Accident Insurance and D & O Liability insurance programs.

NAMED EXECUTIVE OFFICER COMPENSATION
Chief Executive Officer and Employee-Chairman
Target amounts of total compensation for the Chief Executive Officer of the Company and the Company’s employee-Chairman are as follows:

		Annual	Long-Term
		Bonus	Bonus	Total
		Opportunity	Opportunity at	Compensation at
Name and Title	Salary	at Target	Target	Target
Paul Varga	$975,000	$1,100,000	$1,700,000	$3,775,000
CEO

Owsley Brown II	$960,000	$1,065,000	$450,000	$2,475,000
Chairman
For Mr. Varga, the Long-Term Bonus Opportunity at Target takes the form of a performance-based restricted share opportunity and a long-term cash bonus based on Company performance for the performance period comprising fiscal 2007 through fiscal 2009 inclusive.
For Mr. Brown, the Long-Term Bonus Opportunity at Target takes the form of a long-term cash bonus based on Company performance for the performance period comprising fiscal 2007 through fiscal 2009 inclusive.
Three Remaining Named Executive Officers
The annualized salaries of the three remaining named executive officers effective July 1, 2006 are as follows:

Phoebe A. Wood	$592,968
James L. Bareuther	$529,166
Michael B. Crutcher	$489,582
Target bonus opportunity for the three remaining named executive officers are as follows:
—	Annual Bonus Opportunity at Target was set at $250,000 for target performance for each of these three executive officers.

—	Long-Term Bonus Opportunity at Target was set within a range of $500,000 to $611,520 for each of these three executive officers, and awarded in a combination of stock-settled stock appreciation rights, performance-based restricted stock opportunity, and cash long-term bonus for the performance period fiscal 2007 through fiscal 2009.
Bonus Element Descriptions
Under all cash bonus programs, the plan requires the Company to achieve certain levels of operating income before any bonus can be paid. Target bonus is paid for targeted levels of operating income attained, greater-than-target bonus is paid for higher levels of operating income attained and lower-than-

target bonus is paid for lower levels of operating income attained. Short-term bonus is capped at 200% of target bonus; Long-term bonus is uncapped. Stock-settled stock appreciation rights have a grant price equal to the closing market value of Brown-Forman Class B stock on the grant date of July 27, 2006, have a term of ten fiscal years, and cannot be exercised in the first three fiscal years. Restricted stock opportunity, designated in cash, is adjusted based on fiscal 2007 performance against operating income goals and converted to restricted Class A Common shares at the end of fiscal 2007, with restrictions on shares remaining in place through April 30, 2011.